Exhibit 99.1

Moody’s Announces CFO Transition

Caroline Sullivan to Serve as Interim CFO

Reaffirms Outlook for Full Year 2023

NEW YORK – August 3, 2023 – Moody’s Corporation (NYSE: MCO) today announced that Mark Kaye will step down as Executive Vice President and Chief Financial Officer, effective September 5, 2023, to assume a CFO role at another company. At that time, Caroline Sullivan, Chief Accounting Officer & Corporate Controller, will assume the role of Interim CFO in addition to maintaining her current responsibilities.

Moody’s has initiated a search process to identify a permanent CFO and has retained a nationally recognized search firm to assist in evaluating both internal and external candidates. Mr. Kaye will remain CFO through September 5th to ensure a seamless transition.

Rob Fauber, President and Chief Executive Officer of Moody’s, said, “Mark has been a trusted partner to me and an exceptional leader of our global finance team as we expanded our capabilities and accelerated our progress to become the world’s leading risk assessment firm. He played a key role in advancing initiatives that have positioned Moody’s well for the future, including incubating the ESG capabilities that are now important components of our ratings and research franchises, and in establishing our award-winning Sustainability work. On behalf of the Board and our entire team, I thank him for his many contributions and wish him well in his future endeavors.”

Mr. Fauber continued, “Across Moody’s, we’ve built an impressive team of innovators and leaders as we pilot the next generation of risk analysis to unlock deeper and more integrated insights for our customers, and deliver enhanced value for our shareholders. Importantly, we’re fortunate to have a proven leader in Caroline, who, alongside our best-in-class finance organization, will support the continued achievement of our financial priorities while the Company conducts its search for a permanent CFO.”

Mr. Kaye said, “For the past five years, it has been a privilege to work alongside such a talented finance organization and executive team as we collectively navigated the rapidly evolving market landscape, from the onset of a global pandemic to the emergence of new, exciting technologies that have the power to transform the industry. I have great confidence that Moody’s will remain on the leading edge and is well-positioned to capitalize on the opportunities ahead.”

Moody’s also reaffirmed its previously updated outlook for full year 2023, which it provided on July 25, 2023 in connection with its second quarter earnings.

About Caroline Sullivan

Caroline Sullivan joined Moody’s in 2018 to lead its global accounting and financial reporting functions, including internal financial controls, regulatory reporting, tax and treasury. Prior to joining Moody’s, Ms. Sullivan was Global Banking Controller for Bank of America. Before joining Bank of America, Ms. Sullivan was at Morgan Stanley for six years and held a variety of controllership roles in New York and Hong Kong. She started her accounting career at EY. Ms. Sullivan holds an MBA from Seton Hall University and a Bachelor of Education from Dublin City University, St. Patrick’s College. She is a CPA, a Board Member for Financial Executives International (FEI) and Chair of the FEI Committee for the Financial Accounting Reporting Roundtable (FARR).

About Moody’s Corporation

Moody’s (NYSE: MCO) is a global risk assessment firm that empowers organizations to make better decisions. Its data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With approximately 14,500 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

SHIVANI KAK

Investor Relations

212.553.0298

shivani.kak@moodys.com

MICHAEL ADLER

Corporate Communications

212.553.4667

michael.adler@moodys.com

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